Exhibit 10.1

CORESITE REALTY CORPORATION

2017 EXECUTIVE SHORT-TERM INCENTIVE PLAN

The 2017 Executive Short-Term Incentive Plan (the “Plan”) is a cash bonus plan in which executives of CoreSite Realty Corporation (the “Company”) or any affiliate are eligible to participate.  The Plan provides incentive cash bonuses based on the achievement of goals relating to the financial performance of the Company, as well as individual performance, which will be determined in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  The performance period for the Plan is January 1, 2017 to December 31, 2017 (the “Performance Period”).

The Compensation Committee administers the Plan.  The Compensation Committee, in its sole discretion, selects the individuals who will participate in the Plan and the actual bonus (if any) payable to each participant.  The target bonus for each participant is determined as a percentage of such participant’s base salary, ranging from 33% to 100%, as determined by the Compensation Committee in its sole discretion (the “Target Bonus”).  Participants under the Plan may receive between 0% and 175% of their Target Bonus.

Payout under the Plan will be based on the achievement of the following performance measures during the Performance Period:

Performance Measure	Weighting	Targets & Potential Payouts
Revenue	33.3%	See Appendix
EBITDA*	33.3%	See Appendix
Funds from Operations (“FFO”)**	33.3%	See Appendix

* EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

** FFO represents net income, excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

The Compensation Committee may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company’s performance.  In addition, the Company’s Board of Directors or Compensation Committee may further adjust the bonus payments in its discretion based on each participant’s achievement of departmental and individual goals, and overall job performance.

Unless otherwise specifically provided in a written agreement between the Company and a participant, a participant must be continuously employed by the Company or an affiliate from January 1, 2017 through the date the bonus payment is made to be eligible for payment under this Plan.  A participant hired after January 1, 2017 and employed through December 31, 2017 may receive a pro-rated bonus payment.  Payment of each bonus will be made as soon as practicable after the end of the Performance Period, but in any event will be made by March 15, 2018.  Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan will be paid solely from the general assets of the Company.  Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.

No participant will have any claim to a bonus under the Plan, and the Compensation Committee will have no obligation for uniformity of treatment of participants under the Plan.  Furthermore, nothing in the Plan will be deemed to limit in any way the Compensation Committee’s full discretion to determine whether to grant any bonuses hereunder.

The Compensation Committee reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.

To the extent required by applicable law or any applicable securities exchange listing standards, amounts paid or payable under the Plan shall be subject to clawback as determined by the Compensation Committee, which clawback may include forfeiture and/or recoupment of amounts paid or payable under the Plan.